Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
(805) 330-4899	Isaac Garden
(818) 264-4907

PennyMac Financial Services, Inc. Announces Appointment of Chairman, Addition to Its Board of Directors, and Transition of Lead Independent Director

Westlake Village, CA, February 24, 2021 – PennyMac Financial Services, Inc. (NYSE: PFSI) today announced the appointment of David A. Spector as Chairman of the Board. Mr. Spector will continue to serve as Chief Executive Officer. The company also announced that Jonathon S. Jacobson, Founder of HighSage Ventures, has joined the Board of Directors.

“I am honored that the Board has entrusted me with this additional responsibility, and I am excited to continue leading this great company forward,” said PFSI Chairman and CEO David A. Spector. “I am also pleased to announce that Jon Jacobson has agreed to join our Board. As an original sponsor of PennyMac when it was founded in 2008, Jon has been involved over the years and has been a trusted advisor to me and the company. Jon’s perspectives from his longstanding investment in the company and his invaluable experience are great assets for the Board as PennyMac continues to execute on our growth strategy.”

PFSI also announced today that the independent directors of the Board have appointed Jeffrey Perlowitz as the Independent Lead Director, succeeding James K. Hunt, who had served in that role since the PFSI’s IPO in 2013.

“Jeff’s experiences and abilities, including his expertise in residential mortgage finance, make him particularly qualified to assume the role of Independent Lead Director,” said Mr. Spector. “I also want to thank Jim for his leadership over nearly eight years, including the unique challenges of the past year, and look forward to his continued service as a Director.”

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs over 6,000 people across the country. For the twelve months ended September 30, 2020, PennyMac Financial’s production of newly originated loans totaled $170 billion in unpaid principal balance, making it the third largest mortgage lender in the nation. As of September 30, 2020, PennyMac Financial serviced loans totaling $402 billion in unpaid principal balance, making it the seventh largest mortgage servicer in the nation.

Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.